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                                                                       Exhibit 1
                              CONSULTING AGREEMENT

     An Agreement entered into as of the 1st day of April, 2001 by and between InMedica Development Corporation, a Utah Corporation (the "Company") and Larry
E. Clark (the "Consultant").

     WHEREAS the Consultant is the Chairman of the Board of the Company; and

     WHEREAS the Company and the Consultant desire to formalize a consulting fee arrangement;

     THEREFORE, based on the promises contained herein, the parties agree as follows:

     1. The Company retains the Consultant to provide consulting services and Consultant accepts such appointment beginning April 1, 2001. Pursuant to this agreement, Consultant shall continue to render consulting services as he has customarily rendered in the past.

     2. In consideration of this consulting services commitment, the Company shall pay the Consultant the sum of $2,000 per month beginning April 1, 2001, said amount to be accrued until such time as the cash flow of the Company permits distribution, which time shall be determined in the sole discretion of the board of directors.. Accrued amounts shall not bear interest. Consultant may designate that payment be made to his consulting corporation.

     3. The Consultant agrees to hold entirely confidential all trade secrets and other confidential information which he receives in connection with services rendered to the Company.

     4. Either party may terminate this agreement without cause upon 30 days prior notice to the other or by mutual agreement at any time.

     5. (a) This agreement contains the entire agreement between the parties on the subject matter hereof and may only be changed or modified by a written agreement between the parties.

     (b) All notices or other communications under this agreement shall be in writing, shall be deemed to have been legally given and delivered when hand delivered or sent certified mail, return receipt requested, to the party to be notified.

     (c) In the event any provision or any part of any provision of this agreement shall be held invalid, illegal or unenforceable, such holding shall not affect any other provision or any part of the same provision which can be given effect without the invalid provision or any part thereof.

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     (d) This agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     (e) This agreement may not be assigned by either of the parties without the prior written consent of the other.

                                               INMEDICA DEVELOPMENT CORPORATION


                                                By /s/ Ralph Henson
                                                Ralph Henson, President


                                                /s/ Larry E. Clark
                                                Larry E. Clark, Consultant